AGREEMENT FOR MERGER AND REORGANIZATION

         AGREEMENT FOR MERGER AND REORGANIZATION dated as of November 5, 1999, among BarPoint.com, Inc., a Delaware corporation ("BarPoint"), Synergy Solutions Acquisition Corp., a Missouri corporation, a wholly-owned Subsidiary of BarPoint ("Sub"), Synergy Solutions, Inc., a Missouri corporation ("Synergy"), and the individuals whose names and addresses appear on Exhibit A hereto (individually, a "Shareholder" and collectively, the "Shareholders", along with BarPoint, Sub, Synergy, and the Shareholders sometimes referred to collectively herein as the "Parties" or individually, a "Party").

                                    RECITALS

         WHEREAS, each of the Shareholders owns the number of shares of common stock set forth on Exhibit A opposite the name of such Shareholder of Synergy, having its principal place of business at 44 Wall Street, 12th Floor, New York, New York 10005.
         WHEREAS, the Shareholders are the owners, in the aggregate, of 606,500 shares of the common stock, $0.01 par value per share, of Synergy (the "Synergy Common Stock"), constituting all of the issued and outstanding shares of Synergy;
         WHEREAS, BarPoint shall provide working capital loans to Sub for an aggregate amount not to exceed One Hundred and Fifty Thousand Dollars ($150,000) during the first year of Sub's operations, which loans shall be repaid by Sub within six (6) months of the making of the loans and which shall bear an interest rate at the prime rate;

WHEREAS, the Boards of Directors of Synergy, BarPoint and Sub have each determined that it is advisable and in the best interests of their respective shareholders to consummate, and have approved, the business combination transaction provided for herein pursuant to which Synergy would merge with and into Sub (the "Merger") so that Synergy shall become a wholly owned

Subsidiary of BarPoint;
         WHEREAS, the Boards of Directors of BarPoint, Sub and Synergy, respectively, have approved this Agreement and the Merger; and
         WHEREAS, this Agreement contemplates a tax-free merger of Synergy with and into Sub in a reorganization pursuant to Code ss.368(a)(1)(A) and ss.368(a)(2)(D). Synergy's Shareholders will receive capital stock in BarPoint in exchange for their capital stock in Synergy.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.    Definitions

"Certificate  of Merger" is the  Certificate  of Merger to be filed  pursuant to
Section 2(c) below.

"Closing" has the meaning set forth in Section 2(b) below.

"Code" means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

"Disclosure   Schedule"  means  the  disclosures   attached  to  the  respective
representations and warrants set forth in Sections 3 and 4 below.

"Effective Time" has the meaning set forth in Section 2(d)(i) below.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"GBCLM" shall mean the General and Business Corporation Law of Missouri.

"IRS" means the Internal Revenue Service.

"Intellectual Property" means any patent, trade name, trademark, copyright, trade secret or other intangible asset.

"Knowledge" means actual knowledge after reasonable investigation.

"Merger" shall have the meaning set forth in the Recitals above.

"Most Recent  BarPoint  Fiscal  Quarter End" shall have the meaning set forth in
Section 4(h) below. "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

"Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other legally enforceable security interest.

"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                                  Article II
                                     Merger
         (a) The  Merger.  On and  subject to the terms and  conditions  of this
Agreement, Synergy will merge with and into Sub at the Effective Time (as defined below). Sub shall be the corporation surviving the Merger (the "Surviving Corporation").
         (b) The Closing. The closing of the Merger contemplated by this Agreement (the "Closing") shall take place at the offices of McLaughlin & Stern, LLP, 260 Madison Avenue, New York, New York 10016, at 9:00 a.m. local time on November 5, 1999 or as otherwise agreed to by the Parties, but in no event later than November 10, 1999.
         (c)      Effect of Merger
                  (i) General.  The Merger  shall  become  effective at the time
(the "Effective Time") Synergy and Sub file the Certificate of Merger with the Secretary of State of the State of Missouri. The Merger shall have the effect set forth in the GBCLM. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Synergy or Sub in order to carry out and effectuate the transactions contemplated by this Agreement. Notwithstanding the preceding sentence, Surviving Corporation may not take any action in the name of and/or on behalf of either Synergy or Sub in order to carry out and effectuate the transactions contemplated by this Agreement which will have an adverse tax consequence upon a Shareholder without the Shareholder's prior written consent.
                  (ii)   Certificate  of   Incorporation.   The  Certificate  of
Incorporation of Sub in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.
                  (iii)  Bylaws.  The  Bylaws  of Sub in effect at and as of the
Effective Time will
     remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

       (iv) Directors and Officers. The directors and officers of Sub in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).
                  (v) Conversion of Synergy Shares. At and as of the Effective Time, each Synergy Share shall be converted into the right to receive the Consideration as set forth opposite the name of the Stockholder on Exhibit A. No Synergy Share shall be deemed to be outstanding or to have any rights other than those set forth in this Section 2(d)(v) after the Effective Time.
         (d) Procedure for Exchange. On the Effective Time, BarPoint will cause to be paid and delivered to each Shareholder the Consideration which he or it is entitled as set forth on Exhibit A and each Shareholder will deliver all of his or its outstanding Synergy Common Stock. No fractional shares of BarPoint Common Stock will be issued, but will be rounded to the nearest whole share.
         (e) Legend. Each certificate for BarPoint Common Stock issued pursuant to this Agreement shall include a legend stating that:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SAID ACT, (ii) AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT IN THE OPINION OF THE ATTORNEY REGISTRATION IS NOT THEN REQUIRED UNDER SAID ACT, OR (iii) A SATISFACTORY NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION."

         (f) Each holder of Synergy Common Stock shall have no right, title or interest in any BarPoint Common Stock to be delivered to such holder pursuant hereto, including the right to vote any such BarPoint Common Stock, prior to the issuance of a certificate or certificates in the name of such holder representing BarPoint Common Stock to be delivered hereunder.
         (g) Consideration. With respect to the consideration, the following, as applicable, will control:
                  (i) Each of the Shareholders desires to exchange the number of shares of the Synergy Common Stock owned by such Shareholder in exchange for:
(A) 75,000 number of shares of common stock, par value $.001 per share, of BarPoint, in the aggregate (the "BarPoint Common Stock"); (B) cash totaling $100,000 in the aggregate; and (C) in the event Sub achieves at least Four Hundred Thousand Dollars ($400,000) in earnings, before interest, taxes, depreciation and amortization ("EBITDA") no later than twelve (12) months from the date of the Closing, 75,000 shares of BarPoint Common Stock, par value $.001 per share, in the aggregate, subject to adjustment as herein provided, and which shares shall be held in escrow pursuant to an escrow agreement in the form of Exhibit G (the "Escrowed Shares") upon the terms and conditions hereinafter set forth.
                  (ii) BarPoint shall pay the Shareholders additional consideration in proportion to their respective ownership of Synergy as reflected in Exhibit A equal to (x) thirty percent (30%) of Sub's earnings EBITDA attributable to operations ending as of the first anniversary of the Closing; (y) twenty-five percent (25%) of Sub's earnings before EBITDA attributable  to operations  between the first and second  anniversaries  of the
Closing;   and  (z)  twenty  percent  (20%)  of  Sub's  earnings  before  EBITDA attributable to operations between the second and third anniversaries of the Closing, (collectively the "Earn Out"). BarPoint shall deliver the Earn Out for each Earn Out period within ninety (90) days of the first, second and third anniversary dates of the Closing.

     Any such Earn Out shall be paid in cash until the EBITDA equals eight hundred thousand dollars ($800,000) and thereafter, in BarPoint Common Stock, valued at he closing bid price three (3) business days prior to payment.
         As used in this Section 2(g)(ii), the term "Sub" shall include the Sub and its subsidiaries and any other entity which represent a succession to and a continuation of the business or businesses conducted by the Sub and its subsidiaries, as the same may be expanded.
         As used in this Section 2(g)(ii), the acronym EBITDA of the Sub shall mean the consolidated net earnings (or losses), before all taxes, of the Sub, computed on the accrual basis of accounting in accordance with GAAP and consistent with the accounting principles applied by Synergy in respect of the Sub in its prior fiscal years, except that the following provisions shall govern the computation of the EBITDA of the Sub for purposes of this Section 2(g)(ii):
                  (A) Any extraordinary nonrecurring items of income, gain, loss or expense shall be excluded from such computation.
                  (B) Any charge or expense for the amortization of goodwill arising out of the fact that BarPoint has purchased the stock of the Sub, pursuant hereto or otherwise, or that the purchase price thereof is in excess of the net worth thereof, shall be excluded from such computation.
                  (C) In the event of an election with respect to the Sub pursuant to Section 338 of the Internal Revenue Code of 1986, as amended, such computation shall be made as though no such election had been made.
                  (D) The deduction for salary paid or payable to Alan Jones and Alan Pinstein shall be limited to $160,000 per annum, regardless of the amount actually paid, and there shall be no deduction for any other compensation paid or payable to him which he rejects in advance thereof.

                  (E) Any interest  expenses or charges  shall be excluded  from such computation to the extent they relate to funds furnished to the Sub in replacement of any funds withdrawn from the Sub (by way of loans, dividends or otherwise) by BarPoint or any affiliate thereof.
                  (F) Consistent  with GAAP and  consistent  with the accounting principles applied by Synergy in respect of the Sub in prior fiscal years, all available accounting elections (including, without limitation, those relating to methods of depreciation, useful lives of depreciable items, the capitalizing of charges and the setting up of reserves) shall be made in such a manner as to reflect the highest possible net pre-tax earnings of the Sub.
                  (G) All amounts  determined in accordance  with  subparagraphs
(A) through (F) of this Section 2(g)(ii) shall be determined in accordance with GAAP consistently applied.
         During the Earn Out period Shareholders shall have free and unrestricted access to the financial books and records of the Sub.
         The Earn Out to be paid to the Shareholders shall be paid within ninety
(90) days of each respective twelve (12) month period upon receipt of certification of the earnings (before interest and taxes) of the Sub by the BarPoint auditors. BarPoint will deliver to Shareholders a statement setting forth in reasonable detail its calculation of the average annual earnings EBITDA of the Sub during each Earn Out period and the amount of any Additional Consideration to be paid to Shareholders pursuant to this Section 2(g)(ii), which statement shall be accompanied by payment to Shareholders, by wire transfer of federal funds to each Shareholder's account (or to such other account as each Shareholder may designate), of the Additional Consideration as shown thereon. If within thirty (30) days after delivery of such statement Shareholders have not given written notice to BarPoint disputing such statement and indicating the basis of such dispute, BarPoint shall thereafter have no further liability to Shareholders under this Section 2(g)(ii) for the particular Earn Out period for which the notice and calculation referred to herein has been provided. In the event a Shareholder gives BarPoint such notice of dispute within such thirty (30) day period, said Shareholder and BarPoint will use their best efforts to settle the dispute within thirty (30) days after the giving of such notice. Any dispute unresolved after such thirty (30) day period shall be submitted to a national public accounting firm satisfactory to said Shareholder and to BarPoint, or, in the absence of agreement on such firm, to a panel of three public accounting firms, one designated by said Shareholder, one designated by BarPoint and one jointly designated by the other two firms. The decision of such accounting firm or such panel of accounting firms, as the case may be, with respect to such dispute shall be final and binding on the parties hereto. BarPoint shall make any further payments to said Shareholder required in order to comply with such decision within ten (10) days after such decision is rendered.; and
                  (iii) The consideration set forth in 2(g)(i) and (ii) above is hereinafter referred to collectively as the "Consideration";
                  (iv)  In  the  event  BarPoint  sells  transfers,  conveys  or reorganizes, or causes the cessation of operations of Sub due to Sub having a negative EBITDA calculated as to the first, second or third Earn Out periods, BarPoint shall be relieved of its obligation pursuant to Section 2(g)(ii) to pay Earn Out, except as to those Earn Out amounts earned as of the date of the sale, transfer, conveyance, reorganization, or closing of the Sub. In the event BarPoint sells, transfers, conveys, reorganizes, or causes the cessation of operations of Sub while Sub remains EBITDA positive, then BarPoint as a condition of such sale, transfer, conveyance or reorganization shall obligate and contractually bind the purchaser, recipient, or successor (each a "Transferee"), as the case may be, to continue pay the Earn Out as herein provided and BarPoint shall guaranty Transferee's obligation to the Shareholders.

3. Representations and Warranties of the Shareholders. Each of the Shareholders, jointly and severally, represent and warrant to their knowledge, to BarPoint and Sub that the statements contained in this Section 3 are correct and complete, and acknowledge and confirm that BarPoint and Sub have advised Shareholders that they are relying upon such representations and warranties in connection with the execution and delivery of this Agreement and the acquisition by BarPoint and Sub of all of the Synergy Common Stock, notwithstanding any investigation made by them or otherwise on their behalf, that:
         (a) Organization. Synergy is a corporation, duly organized, validly existing and in good standing under the laws of the State of Missouri and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Synergy has no Subsidiaries. Except as set forth in Schedule 3(a), Synergy is duly authorized to conduct business and, is in good standing under the laws of each jurisdiction where such qualification is required.
         (b) Capitalization. The entire authorized capital stock of Synergy consists of 3,000,000 shares of Synergy Common Stock par value $0.01, of which 606,500 shares of Synergy Common Stock are issued and outstanding. All of the issued and outstanding shares of Synergy Common Stock have been duly authorized and are validly issued, fully paid, and nonassessable, except to the extent provided by the GBCLM, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Synergy to issue, sell, or otherwise cause to become outstanding any of its capital stock. Except as set forth on Schedule 3(b), there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Synergy.

        (c) Authorization of Transaction. Except as set forth in Schedule 3(c), each Shareholder has full power and authority to enter into this Agreement and to fully perform the terms of this Agreement. The execution, delivery and performance of this Agreement by each Shareholder constitutes the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, and the execution and delivery of this Agreement and the purchase of the BarPoint Common Stock contemplated hereby by such Shareholder will not violate any applicable law, regulation or rule or any material agreement or other material document to which such Shareholder is bound.
         (d) Noncontravention. Except as set forth on Schedule 3(d), neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Synergy or the Shareholder is subject or any provision of Synergy's charter or bylaws or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement, having a value greater than $15,000, to which Synergy or the Shareholder is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) other than in connection with the provisions of the GBCLM, the Securities Exchange Act, the Securities Act and state securities laws. Except as set forth on Schedule 3(d), Synergy does not need to give any notice to, make any filing with, or obtain any material authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

         (e) Financial Statements and Net Worth. Except as set forth in Schedule 3(e) Synergy will deliver within three weeks (3) of the date of the Closing its financial statements for the calendar year ended December 31, 1998 (audited) and the nine month period ending September 30, 1999 (unaudited) (collectively the "Financial Statements"). The Financial Statements (including the related notes and schedules,) will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, if any, and will present fairly Synergy's financial condition as of the indicated dates and the results of Synergy's operations for the indicated periods, will be correct and complete in all respects, and consistent with Synergy's books and records; provided, however, that any interim statements in the Financial Statements are subject to normal year-end audit adjustments;
         (f) Events  Subsequent  to September  30, 1999.  Except as set forth in
Schedule 3(f), since September 30, 1999, there has not been any material adverse change in Synergy's business, financial condition, operations, results of operations, or future prospects. Since September 30, 1999, there has not occurred any material damage, destruction or loss (whether or not covered by insurance) having a material adverse effect on Synergy's business or its assets. Since September 30, 1999, Synergy has not directly or indirectly;
                  (i) Made any loan or advance to any person or entity which in the aggregate exceed Fifteen Thousand ($15,000) Dollars, except as documented in the Disclosure Schedule;
                  (ii)  Subjected  any of its assets to any  Security  Interest;
                  (iii) Sold, leased or otherwise transferred any of its assets other than in the
Ordinary Course of Business;

                  (iv) Entered into any agreement either not in the Ordinary Course of Business or involving consideration given or to be given by Synergy in amounts in excess of Fifteen Thousand ($15,000) Dollars;
                  (v) Modified, amended or terminated any material contract, agreement, license or other instrument of a value in excess of Fifteen Thousand Dollars ($15,000) to which Synergy is a party or waived or released any right, other than in the Ordinary-Course of Business;
                  (vi) Incurred any obligations or liability for borrowed money, or incurred any other material obligation or liability except in the Ordinary Course of Business;

                (vii) Agreed to any of the things described in the preceding clauses (i) through (vi).

         (g) Undisclosed Liabilities. Except as set forth on Schedule 3(g), Synergy has no liability (whether known, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of September 30, 1999; (ii) material liabilities which have arisen after the date of September 30, 1999 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); and (iii) as set forth on Schedule 3(g).
         (h) Inventory. Except as set forth in Schedule 3(h), Synergy has good title to all of its Inventory free and clear of all Security Interests. The Inventory was acquired in the Ordinary Course of Business and was acquired in ordinary and customary quantities and at prevailing prices.

         (i) Accounts Receivable. Synergy's accounts receivable existing as of September 30, 1999 ("Synergy Accounts") were incurred in the Ordinary Course of Business and were valid, enforceable and collectable. Except as set forth in
Schedule 3(i) none of the Synergy Accounts are contingent upon the performance by Synergy of any material obligations or contracts. No person or entity has a Security Interest in the Synergy Accounts or any part thereof and at the time of the sale and delivery of the property which gave rise to such accounts receivable.
         (j) Litigation. Except as set forth in Schedule 3(j) and to the knowledge of Synergy, there are no material claims, actions, suits, proceedings or investigations pending before any federal, state, municipal or other court, governmental body or arbitration tribunal, or threatened against Synergy's business or assets or the transactions contemplated by this Agreement, any of the other documents or agreements among the parties referred to in this Agreement or the Merger. To the knowledge of Synergy, there is no order, decree or judgment of any kind in existence enjoining or restraining Synergy or its officers or employees or requiring any of them to take any action of any kind in respect of Synergy's business outside of the Ordinary Course of Business.
         (k) Government Regulation; Compliance with Laws. Except as set forth on
Schedule 3(k), the conduct of Synergy's business and the sale of Synergy's Inventory does not require any license or permit from any federal, state or local government agency. Except as set forth on Schedule 3(k), to the knowledge of Synergy, Synergy has conducted its business so that it has not violated any domestic (federal, state or local) law, statute, ordinance or regulation.
         (l) Title to Assets. Except for license restrictions and as set forth on Schedule 3(l), Synergy is the sole owner of its assets and such assets are free and clear of any Security Interests.

         (m) Contracts and Agreements. Except as set forth in Schedule 3(m), Synergy has no legally enforceable, material contracts or agreements with suppliers, manufacturers, customers, licensors, licensees, or any other material written contract, agreement or obligation involving a commitment of Fifteen Thousand Dollars ($15,000) or more (each a "Contract") or a Contract that is not cancelable upon giving not more than thirty (30) days' notice without incurring any liability, other than Contracts which involve the sale or purchase of merchandise or the provision of services in the Ordinary Course of Business. Each of the Contracts listed on the Disclosure Schedule is valid and subsisting in full force and effect as of the date hereof. Copies of all Contracts and have been made available to BarPoint to the extent that such Contracts are written.
         (n) Real Property. Schedule 3(n) lists real property leased by Synergy either as a lessor or as a lessee. Correct and complete copies of all of the leases referred to in Schedule 3(n) have been delivered to BarPoint, and each such lease contains the entire agreement between the parties with respect to the leased property or premises. Synergy has a good and valid leasehold interest in the leased real property described in the Disclosure Schedule.
         (o) Intellectual Property. Schedule 3(o) contains a true, correct and complete list of all of Synergy's Intellectual Property. Except as set forth in
Schedule 3(o), there are no pending adverse claims or Security Interests upon or affecting the Intellectual Property. Except as set forth in Schedule 3(o), Synergy owns all right, title and interest in and to all the Intellectual Property. Except as set forth in Schedule 3(o), Synergy has received no written notice that Synergy heretofore infringed or is now infringing upon any Intellectual Property belonging to any other entity, and Synergy has not engaged in and is not now engaging in any form of unlawful competition. To the knowledge of Synergy, Synergy owns or holds adequate licenses or other rights to use all Intellectual Property and tangible personal property used in the conduct of its business (without material payment to others of any royalties or other sums) and such use does not conflict with any rights of others.
         (p) Tax Matters. Except as set forth in Schedule 3(p), to the knowledge of Synergy, Synergy has prepared and filed and will file on a timely basis with the appropriate federal, state, local and foreign governmental agencies all tax returns required to be filed; such returns as filed were true and correct in all material respects, and Synergy has paid or made provision for the payment of all taxes shown on such returns to be payable or which have or may become due pursuant to any known assessment heretofore received by it; and the provisions for income taxes reserved on Synergy's interim balance sheet are sufficient for all known accrued and unpaid federal, state and local taxes of Synergy, whether or not disputed, for all periods prior to the date of this Agreement. To the knowledge of Synergy, Synergy has not executed or filed with the IRS or any other taxing authority (whether domestic or foreign) any agreement extending the period for assessments or collections of any income or other taxes. Synergy is not a party to a pending action or proceeding by any domestic or foreign governmental authority for assessment or collection of taxes, nor has any written claim for assessment or collection of taxes been asserted against it.
         (q) Insurance. Schedule 3(q) contains a list of all policies of insurance in force with respect to Synergy, setting forth the scope, nature and amount of coverage, and the expiration dates thereof.
         (r)      Employment Benefits.

     Except as set forth in Schedule 3(r), Synergy has no union contract, Plan, group life insurance plan, group health insurance plan or other "fringe benefit" plan. Synergy has never maintained a plan subject to Title IV of ERISA and has no liability under Title IV of

ERISA. To the knowledge of Synergy, each Plan is in compliance with applicable Federal laws, including, but not limited to, ERISA. Synergy is not a member of any multi employer Plan. Whenever any of the terms set forth below is used in this Agreement, is shall have the following meaning: (A) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and (B) "Plan" shall mean an employee pension benefit plan (within the meaning of section 2(2) of ERISA) which is or has been established or maintained, or to which contributions are to have or have been made by Synergy.
         (s) Broker's Fees. Except as set forth in Schedule 3(s), Synergy has no liability or obligation to pay any fees or commissions to any broker finder, or agent with respect to the transactions contemplated by this Agreement, the documents and agreements among the Parties referred to in this Agreement or the Merger.
         (t) Synergy has at least $50,000 in _______________ bank and no outstanding debt. [Subject to discussion.] 4. Representations and Warranties of BarPoint and Sub. Each of BarPoint and Sub represents and warrants to Synergy that the statements contained in this Section 4 are correct and complete, except as set forth in the Disclosure Schedule, and shall survive the consummation of the transactions contemplated by this Agreement, the other documents and agreements among the Parties referred to in this Agreement and the Merger. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4, as follows:
         (a) Organization. Except as set forth in Schedule 4(a), BarPoint and Sub are respectively corporations duly organized, validly existing, in good standing, and qualified under the laws of each jurisdiction where such qualification is required and each has all requisite power and authority to own, lease and operate their properties and to carry on their business as now being conducted.
         (b) Corporate Authority. Except as set forth in Schedule 4(b), each of BarPoint and Sub has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of BarPoint and Sub, enforceable in accordance with its terms and conditions.
         (c) Noncontravention. Except as set forth in Schedule 4(c) neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either BarPoint or Sub is subject or any provision of the charter or bylaws of either BarPoint or Sub or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either BarPoint or Sub is a party or by which they are bound or to which any of their assets are subject other than in connection with the provisions of the GBCLM, the Securities Exchange Act, the Securities Act, New York Business Corporation Law and state securities laws. Neither BarPoint nor Sub is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.
         (d) Brokers' Fees. Except as set forth in Schedule 4(d), neither BarPoint nor Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, the other documents and agreements among the Parties referred to in this Agreement or the Merger.
         (e)  Security  Interests.  Except  as set  forth in  Schedule  4(e) the
BarPoint Common Stock to be issued in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and non-assessable, with no personal liability attached to the ownership thereof, and will be free and clear of any Security Interest.
         (f) Filing with the SEC. Except as set forth in Schedule 4(f) BarPoint has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "BarPoint Public Reports"). Each of the BarPoint Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the BarPoint Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. BarPoint has delivered to Synergy a correct and complete copy of each BarPoint Public Report (together with all exhibits and schedules thereto and as amended to date) which has been filed since June 1, 1999.
         (g) Financial Statements and Net Worth. BarPoint has filed an Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and a Form 10-Q for the fiscal quarter ended June 30, 1999 (the "Most Recent BarPoint Fiscal Quarter End"). Except as set forth in Schedule 4(g), the Financial Statements included in or incorporated by reference into these BarPoint Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly BarPoint's financial condition as of the indicated dates and the results of

BarPoint's operations for the indicated periods, are correct and complete in all respects, and are consistent with BarPoint's books and records; provided, however, that the interim statements are subject to normal year-end adjustments.
         (h) Events Subsequent to Most Recent BarPoint Fiscal Quarter End. Except as set forth in Schedule 4(h), since the Most Recent BarPoint Fiscal Quarter End, there has not been any material adverse change in BarPoint's business, financial condition, operations, results of operations, or future prospects. Since the Most Recent BarPoint Fiscal Quarter End there has not occurred any damage, destruction or loss (whether or not covered by insurance) having a material adverse effect on BarPoint's business or its assets.
         (i) Undisclosed Liabilities. Except as set forth in Schedule 4(i), BarPoint has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent BarPoint Fiscal Quarter End and (ii) liabilities which have arisen after the Most Recent BarPoint Fiscal Quarter End in the Ordinary Course of Business.
         (j) Liquidation. Except as set forth in Schedule 4(j), there are no claims, actions, suits, proceedings or investigations pending before any federal, state, municipal or other court, governmental body or arbitration tribunal, or threatened against or affecting the transactions contemplated by this Agreement or the Merger. There is no order, decree or judgment of any kind in existence enjoining or restraining BarPoint or its officers or employees or requiring any of them to take any action of any kind in respect of BarPoint's business.

         (k) Barcodes. BarPoint has legally enforceable rights and access to barcode databases.
         (l) The registration rights granted to Synergy by BarPoint in the Registration Rights Agreement, substantially in the form of Exhibit H, shall be similar to those granted to other investors of BarPoint in prior private placements. 5. Conditions to Obligation to Close.

     (a) Of Synergy. The obligation of Synergy to consummate the transactions to be performed in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) no action, suit, or proceeding shall be pending before any court or administrative agency of any federal, state, or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling would (A) prevent the closing of any of the transactions contemplated by this Agreement or (B) cause any of the material transactions contemplated by this Agreement to be rescinded following the closing;
                  (ii) BarPoint and Sub shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, and the representations and warranties of BarPoint and Sub shall be true, complete and correct in all material respects as if made on and as of the Closing;
                  (iii) BarPoint and Sub shall have received all other authorizations, consents, and approvals of third parties, if any, including financial institutions and other creditors, governments and governmental agencies referred to in Section 4(c) above;
                  (iv) all actions to be taken by BarPoint and Sub in connection with consummation of the transactions contemplated hereby, including all filings, certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, including and not limited to all reasonable actions necessary for compliance with all applicable bulk sales laws, will be satisfactory in form and substance to Synergy.
                  (v) BarPoint's business shall have been conducted between September 30, 1999 and the Closing in the Ordinary Course of Business.
                  (vi) BarPoint shall not have any material adverse change in the financial condition, results of operations, business or assets of BarPoint between September 30, 1999 and the Closing.
                  (vii) Sub shall have entered into employment agreements with Alan Jones, Blake Johnson, Radu Duta, Alan Pinstein and Dan Hewins, substantially in the form of Exhibits B, C, D, E and F respectively.
                  (viii) BarPoint shall have entered into a Registration Rights Agreement with Shareholders substantially in the form of Exhibit H;
                  (ix) BarPoint and Sub shall have entered into an Escrow Agreement with Shareholders substantially in the form of Exhibit G;
                  (x) BarPoint and Sub shall have delivered to Synergy a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(ix) are satisfied in all respects.
                  (xi) Simultaneous Deliveries. Simultaneously with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, BarPoint and Sub shall have delivered certified resolutions of their Board of Directors approving this Agreement and recommending that Sub's shareholders vote in favor of the Merger.
                  (xii) Notices and Consents. BarPoint and Sub will give any notices to third parties, and will use reasonable efforts to obtain any third party consents, that Synergy may reasonably request in connection with the matters referred to in Section 4(c) above.

                  (b) Of BarPoint. The obligation of BarPoint and Sub to consummate the transactions to be performed in connection with the Closing is subject to satisfaction of the following conditions:
                  (i) Synergy shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, and the representations and warranties of Synergy shall be true, complete and correct in all material respects as if made on and as of the Closing;
                  (ii) No action, suit, or proceeding shall be pending before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;
                  (iii) Synergy shall have received all other authorizations, consents, and approvals of third parties, if any, including financial institutions and other creditors, governments and governmental agencies referred to in Section 3(d) above;
                  (iv) All actions to be taken by Synergy in connection with consummation of the transactions contemplated hereby, including all filings, certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, including and not limited to all reasonable actions necessary for compliance with all applicable bulk sales laws, will be satisfactory in form and substance to BarPoint.
                  (v) Synergy's business shall have been conducted between September 30, 1999 and the Closing in the Ordinary Course of Business.

                  (vi) Synergy shall not have any material adverse change in the financial condition, results of operations, business or assets of Synergy between September 30, 1999 and the Closing.
                  (vii) Alan Jones, Blake Johnson, Radu Duta, Alan Pinstein and Dan Hewins shall have entered into employment agreements with Sub, substantially in the form of Exhibits B, C, D, E and F respectively.
                  (viii) Shareholders shall have entered into a Registration Rights Agreement with BarPoint substantially in the form of Exhibit H;
                  (ix) Shareholders shall have entered into an Escrow Agreement with BarPoint substantially in the form of Exhibit G;
                  (x) Synergy shall have delivered to BarPoint a certificate to the effect that each of the conditions specified above in Section 5(b)(i)-(x) is satisfied in all respects.
                  (xi) Simultaneous Deliveries. Simultaneously with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, Synergy shall have delivered certified resolutions of its Board of Directors approving this Agreement and recommending that Synergy's shareholders vote in favor of the Merger.
                  (xii) Notices and Consents. Synergy will give any notices to third parties, and will use reasonable efforts to obtain any third party consents, that BarPoint or Sub may reasonably request in connection with the matters referred to in Section 3(d) above.
6.       Miscellaneous.
         (a) Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which prior written approval will not be unreasonably withheld. The timing and text of announcements or statements pertaining to the subject matter of this Agreement or the transactions contemplated herein, including the employees of BarPoint and Synergy, shall be mutually agreed to by the parties hereto.
         (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 2 above concerning payment of the consideration for the Merger are intended for the benefit of the Shareholders.
         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof, except as to the confidentiality provisions of the letter of interest executed by representatives of Synergy and BarPoint on or about October 5, 1999.
         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.
         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three
(3) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
         If to Shareholders:
         c/o  Alan Pinstein
         Synergy Solutions, Inc.
         44 Wall Street, 12th Floor
         New York, New York

with copies to:

         Blackwell Sanders Peper Martin LLP
         720 Olive Street, 24th Fl.
         St. Louis, MO 63101
         Att:  Matthew W. Geekie, Esq.

         If to BarPoint or Sub:
         BARPOINT.COM, INC.
         One East Broward Blvd.
         Suite 7000
         Fort Lauderdale, Fl. 33301
         Att:  Leigh Rothschild

with copies to:

         McLaughlin & Stern, LLP
         260 Madison Avenue
         New York, New York 10016
         Att. David W. Sass, Esq.

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein before set forth.
         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
         (k) Expenses. Each party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby by except that the cost incurred by Synergy in preparing audited compilation of valuation financials shall be split equally between Synergy and BarPoint.
         (1) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean "including without limitation". Pronouns shall be deemed to include masculine, feminine and neuter genders and singular, or plural numbers as appropriate.
         (m) Consent To Jurisdiction and Appointment of Agent For Service of Process. The parties hereto irrevocably consent and submit to the jurisdiction of the United States District Court for the Southern District of New York in connection with any action, proceeding or claim arising out of or relating to this Agreement.

         (n) Injunctive Relief. The Parties acknowledge that if any of them should breach a material covenant contained herein or fail or refuse to perform their obligations under this Agreement, irreparable damages will result to the other Party and its business and properties and the other party's remedy at law may be inadequate. Therefore, in addition to any remedy and damages otherwise available to the injured 29party (none of which remedies and damages are hereby waived), the parties agree that they shall be entitled to injunctive relief, and may be specifically compelled to perform their obligations under this Agreement.
         (o) Waiver of Jury Trial. ALL OF THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, ANY INSTRUMENT, DOCUMENT OR GUARANTY DELIVERED PURSUANT HERETO, OR THE VALIDITY, PROTECTION, INTERPRETATION, ADMINISTRATION, COLLECTION OR ENFORCEMENT HEREOF OR THERETO.
         (p) Full Access. Synergy will permit representatives of BarPoint to have reasonable access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Synergy. BarPoint will treat and hold as such any confidential information it receives from Synergy in the course of the reviews contemplated by this Section 6(p), will not use any of the confidential information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Synergy all tangible embodiments (and all copies) thereof which are in its possession.

         (q) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 6(q), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                                              Synergy Solutions, Inc.

                                              By:____________________
                                                     Alan Pinstein
                                              Title:   President


         BARPOINT.COM, INC.                             SHAREHOLDERS

         By:__________________________                 ______________________
                  Leigh Rothschild, President            Alan S. Pinstein


         SYNERGY SOLUTIONS ACQUISITION                 _______________________
             CORP.                                       Daniel H. Hewins


         By: ____________________________               ________________________
                  Leigh Rothschild, President            Blake W. Johnson

                                                        ------------------------
                                                         Alan K. Jones


                                                        ------------------------
                                                          Radu Duta


                                                        -----------------------
                                                          Gregory A. Haas

                                                        -----------------------
                                                          Larry Eisenkramer

                                                       ------------------------
                                                           Marshall Bush


                                                       ------------------------
                                                           Michele R. Pinstein


                                                      ------------------------
                                                           Martin L. Pinstein


                                                       ------------------------
                                                            Phil Pinstein


                                                       ------------------------
                                                           Cletus L. Biver


                                                       ------------------------
                                                Mark Riordan and Nancy Riordan,
                                                 as Joint Tenants with Right of
                                                  Survivorship


                                                       ------------------------
                                                             Andrew Oh


                                                       ------------------------
                                                             Michael Green


                                                      ------------------------
                                                             Loren J. Donelson


                                                       ------------------------
                                                             Mark T. Satisky

                                                       ------------------------
                                                          Stuart M. Warsetsky


                                                       ------------------------
                                                           Joshua A. Greenman